Exhibit 5.1

Direct Dial: 847-607-0106
Craig P. Colmar	cpcolmar@jocolaw.com

November 19, 2015

The Joint Corp.

16767 N. Perimeter Drive, Suite 240

Scottsdale, AZ 85260

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) a Registration Statement on Form S-1 (File No. 333-207632) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a Registration Statement on Form S-1 (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statements”) to be filed with the Commission pursuant to Rule 462(b) promulgated under the Securities Act. This opinion is being furnished to you in connection with the filing of the 462(b) Registration Statement with the Commission under the Securities Act in which the Company is registering the offer and sale of up to an aggregate of $571,318 (the “Shares”) worth of shares of common stock, $0.001 par value per share (the “Common Stock”), of The Joint Corp., a Delaware corporation (the “Company”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Feltl and Company, Inc., as representative of the underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Initial Registration Statement.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statements as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the form of the Underwriting Agreement and the prospectus that forms a part of the Initial Registration Statement and the 462(b) Registration Statement will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the 462(b) Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours

/s/ Craig P. Colmar

Johnson and Colmar